Exhibit 99.1

Sino Agro Food, Inc. Reports 2019 Q2 Results

Revenue of USD 38.6 M; EPS of USD 0.13

August 14, 2019

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), a company focused on high protein food including seafood and cattle announces results for the quarter ending June 30, 2019.

Financials

All business segments of Sino Agro Food, Inc. (the “Company” or “SIAF”) recorded gross profits in the second quarter, totaling USD 6.9 M, a 28% increase over Q2 2018 and a 38% increase over Q1 2019. Fully diluted earnings totaled USD 6.6M or USD .13 per share. This includes net income from SIAF’s equity interest in Tri-Way Industries.

Total revenue increased USD 4.7 M, or 14%, to USD 38.6 M for the quarter ended June 3, 2019 when compared to the corresponding 2018 quarter.

Other Key Points

•	Revenue in the fourth quarter of 2019 was USD 38.6 M, an increase of 14% from Q2 of 2018, and an increase of 32% compared to Q1 of 2019.

•	Gross profit in the second quarter of 2019 was USD 6.9 M, an increase of 28% from Q2 of 2018, and an increase of 38% compared to Q1 of 2019. All business segments booked positive gross profits in Q2 2019, highlighted by a 300% increase to USD 2.4 M at the Cattle Farm business (MEIJI).

•	As indicated last quarter, the cattle business at SJAP at SJAP is being de-emphasized or downsized. Also, capital expenditure from Tri-Way, which generates project development revenue, is being deferred because the best use of discretionary funds is working capital to grow Tri-Way’s sale of goods. All other business units are performing to plan.

•	Income from SIAF’s equity investee, Tri-Way Industries totaled USD 3.6 M, a 42% increase over the previous quarter, Q1 2019, and contributed .07 to SIAF’s earnings per share.

•	As of August 14, 2019 there were 49,99 M common shares issued and outstanding, unchanged from the previous quarter’s end.

•	As of June 01 2019, the Company had net working capital of USD 159.2 M, versus USD 175.3 M at end of FY 2018.

•	Stockholders’ equity increased by USD 1.0 M to USD 631.6 M from the end of FY 2018 to the end of Q2 2019.

Second Quarter Yearly Comparison

(USD M, except per share and margin data)	Q2 2019	Q2 2018%
Revenue	38.6	34.0	14%
Gross Profit	6.9	5.4	28%
Gross Profit Margin	17.8%	15.9%	12%
Earnings Per Diluted Share (FD) (USD)	.13	.02	550%

Second Quarter Sequential Comparison

(USD M, except per share and margin data)	Q2 2019	Q1 2019%
Revenue	38.6	29.3	32%
Gross Profit	6.9	5.0	38%
Gross Profit Margin	17.8%	17.1%	4%
Earnings Per Diluted Share (FD) (USD)	.13	.07	86%

The following table breaks out revenue by business segment, comparing Q2 2019 to Q2 2018:

	Q2 2019	Q2 2018%
Integrated Cattle Farm (SJAP)	4.2	5.1	(18) %
Organic Fertilizer (HSA)	2.5	2.5	1%
Cattle Farms (MEIJI)	12.6	6.1	107%
Plantation (JHST)	1.1	1.0	5%
Seafood & Meat Trading	17.5	18.2	(4) %

Sale of Goods Total	37.9	32.9	15%

Project Development Total	.7	1.1	(31) %
Group Total	38.6	34.0	14%

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This table breaks out gross profit by business segment, comparing Q2 2019 to Q2 2018:

Gross Profit (USD M)	Q2 2019	Q2 2018%
Integrated Cattle Farm (SJAP)	1.2	1.6	(25) %
Organic Fertilizer (HSA)	.9	.9	5%
Cattle Farms (MEIJI)	2.4	.6	300%
Plantation (JHST)	.3	.2	72%
Seafood & Meat Trading	1.9	2.0	(3) %

Sale of Goods Total	6.8	5.3	29%

Project Development Total	.1	.2	(56) %
Group Total	6.9	5.4	28%

Integrated Cattle (SJAP)

The Company is deemphasizing its Integrated Cattle Farm business segment (SJAP) until (or if) macroeconomics improve for the beef industry in China, with the goal of maintaining self-sufficiency at smaller size, but without any capital requirements. Live cattle prices did not improve in the quarter. Consequently, sales of live cattle and livestock feed declined versus both Q2 2018 and Q1 2019. However, because some district farmers switched from raising cattle to agricultural alternatives, fertilizer sales increased 39% versus Q2 2018 and 158% versus Q1 2019 to USD 1.3 M.

Overall, SJAP is performed as expected, with gross profits of USD 1.2 M in Q2 2019, versus USD 1.6 M in Q2 2018.

Organic Fertilizer (HSA)

Revenue at HSA increased by USD .24 M, or 1%, from USD 2.49 M in Q2 2018 to USD 2.52 M in Q2 2019. Gross profits increased by USD .48 M or 5% from USD .85M in Q2 2018 to USD .90 Q2 2019. Gross margins were 36%.

As previously reported, HSA benefited from leasing 10 acres of its land.

Cattle Farms (MEIJI)

Revenue for Q2 2019 totaled USD 12.6 M, an increase of USD 6.5 M, or 107% over Q2 2018 (UDS 6.1 M). Gross profit for the 2019 first quarter was USD 2.4 M, an increase of 325% over Q2 2018 and 85% over Q1 2019.

Locally bred Asian Yellow Cattle have continued to see increasing demand and to command steadily increasing prices.

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Plantation (JHST)

Revenue at JHST increased by USD .18 M, or 21% from USD .85 M in Q2 2018 to USD 1.03 M in Q2 2019. Gross profits totaled USD .32 M in Q2 2019, an increase of 76% over Q2 2018.

The plantation is slowly recovering from the damages of Typhoon Mangut in late 2018. There was no production of HU flowers during the quarter, but the volume of fresh vegetables increased by 142 metric tons with slightly higher prices. The Company expects further recovery in the seasonally better third and fourth quarters, assuming continued restoration of a healthier underlying growing environment.

Seafood and Meat Trading (Corporate)

Revenue from Seafood and Meat Trading decreased USD .7 M, or 4% from USD 18.42 M in Q1 2019 to USD 17.5 M in Q2 2019. However, revenue increased substantially from the previous quarter that was impacted by transportation disruptions due to Chinese New Year, Gross profits were USD 1.9 M in Q2 2019, representing gross margins of 11%.

Engineering Technology, Consulting and Services -- Project Development (CA)

Revenue from project development totaled USD .73 M in Q2 2019, a decrease of 31 % from Q2 2018. Gross profit decreased to USD 73 K.

Under current conditions, working capital at T-W is better deployed to generate continuing revenue from the sale of goods.

CEO Commentary

Solomon Lee, Chief Executive Officer of Sino Agro Food, commented, “Second quarter results were substantially better than the first quarter, supporting our efforts to ensure a baseline scenario in which all our business sectors are self sufficient and then positioned for gradual organic growth. By limiting capital expenditures, SJAP, JHST, CA and the Corporate business sectors have met our baseline goal. Market conditions for HSA and MEIJI products -- organic mixed fertilizer and Yellow Asian Cattle -- are currently favorable. Consequently, each is slowly demonstrating growth beyond the baseline scenario.

“We do have legacy debt to consider. It stands at 6.6% of our total assets. We are coming out of the worst patches experienced during the past two years. If and when we obtain extra financing to increase working capital, we expect to increase net income and generate additional net cash flow to service legacy debt more expeditiously. In this respect, we continue to conscientiously pursue a large number of initiatives, all involving protracted steps, some of which are showing good progress.”

FY 2019 Q2 Interim Report

For detailed segment operational performance and developments, please take the time to read our latest 10-K filing, or refer to the Q2 2019 Interim Report posted to the Company website: http://sinoagrofood.investorroom.com/download/Sino-Agro-Food_Q2-2019-Interim-Report.pdf

Earnings Information

Like last quarter, the Company will provide a written Q & A on September 2, 2019.

Please submit questions by email to info@sinoagrofood.com. These will be organized, answered, and posted, with an accompanying press release.

Sino Agro Food, Inc. Q2 2019 Results Press Release	Page 4

About Sino Agro Food, Inc.

SIAF focuses on high protein food including seafood and cattle. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 325 employees and revenue of USD 141.7 million in 2018. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Nordic Countries

+46 (0) 760 495 885

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